Exhibit 10.1

EXECUTION COPY

Amendment to Employment Agreement

This First Amendment (this “Amendment”), dated as of September 1, 2015, to the Employment Agreement, made as of May 1, 2014 (the “Employment Agreement”), between the Florida Community Bank, National Association (the “Company”) and Kent Ellert (“Executive”).

WHEREAS, the Company and Executive now wish to amend the Employment Agreement in accordance with the provisions of Section 7(n) of the Employment Agreement;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Employment Agreement as set forth herein.

1. Section 1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“1. Term of Employment. The term of employment under this Agreement shall commence as of the Effective Date and, subject to earlier termination provided in Section 4 hereof, shall end on April 30, 2018 (the “Term”). For purposes of clarity, if Executive’s employment continues after the expiration of the Term, his employment shall be at-will.”

2. Section 3(a) and (b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Base Salary. The Company agrees to pay to Executive a base salary (“Base Salary”) at the annual rate of $650,000 through April 30, 2015. Commencing effective May 1, 2015, the Base Salary shall increase to an annual rate of $950,000. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may determine in its sole discretion to increase, but not decrease, the Base Salary. Payments of the Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practices.

“(b) Annual Incentive Bonus Plan. Executive shall be eligible to receive an annual cash incentive bonus (the “Annual Bonus”) as may be determined by the Compensation Committee in its discretion pursuant to the terms of the Company’s annual incentive plan, as it may be amended from time to time. Commencing with calendar year 2016, Executive’s target Annual Bonus shall be 200% of his Base Salary (as in effect at the end of the year). The actual amount of the Annual Bonus with respect to a year may range from 0% to 300% of his Base Salary (as in effect at the end of the year), subject to any limitation on the amount and other terms contained in the Company’s annual incentive plan. The Annual Bonus, if any, shall be paid to Executive when bonuses are paid by the Company to other senior executives of the Company.

3. Section 4(f) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(f) Termination of Executive’s Employment in Connection With a Change of Control. In the event that Executive’s employment is terminated prior to the expiration of the Term within six (6) months before or twelve (12) months following a Change of Control (i) by the Company without Cause or (ii) by Executive for Good Reason, Executive shall be entitled to the payments and benefits provided in Section 4(e) except that the Severance Pay shall be an amount equal to the product of three (3) times the sum of (A) Executive’s Base Salary (as determined immediately prior to Executive’s termination of employment) and (B) the Average Bonus, which amount shall be payable in equal installments during the thirty-six (36) months following the date of termination in accordance with the Company’s normal payroll practices.”

4. The foregoing amendment to Section 3(a) of the Employment Agreement shall be effective retroactively as of May 1, 2015. The remaining amendments to the Employment Agreement shall be effective as of September 1, 2015.

5. Except as specifically modified herein, the Employment Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof.

6. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed effective as of the date first written above.

FLORIDA COMMUNITY BANK, NATIONAL ASSOCIATION

By:	/s/ Vincent Tese

Name:	Vincent S. Tese

Title:	Executive Chairman

KENT ELLERT

/s/ Kent Ellert